Exhibit 99.1

MEDTOX Scientific, Inc. First Quarter Conference Call
April 23, 2003

Kevin Wiersma:

Good morning everyone. I’m Kevin Wiersma, Chief Operating Officer of our laboratory services division and CFO of the Company. Welcome to our first quarter conference call. Joining us this morning for our call is Jim Schoonover, our Chief Marketing Officer, and Dick Braun, CEO of MEDTOX.

Dick will cover highlights of the first quarter in just a few moments, but first I’d like to read our disclaimer language and set the agenda for the call.

Forward-looking statements in our conference call today are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in a listen-only mode, and we also want to welcome those listeners who have accessed this morning’s call via the internet. Following our prepared remarks, we will have a Q & A session that is accessible to institutional investors and qualified financial analysts.

We look forward to answering your questions. At this point, I am pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun:

Thank you, Kevin. Our operating results for the first quarter continue to reflect current economic conditions. Consolidated revenue increased to $12.5 million, or 1% over the same period last year, and the Company recorded a net loss of $203,000 for the quarter. More than 60% of our revenue is affected by domestic employment conditions, and our performance is closely tied to job growth within the US economy which is entering an unprecedented third consecutive year of negative growth. Reduced sample volume from existing occupational health and corporate workplace drugs of abuse clients has made it challenging for us to meet our consolidated revenue growth goals. On the positive side we continue to add new clients that not only compensate for these reductions, but lay the groundwork for future growth. In the first quarter of 2003 we received 45,000 initial samples from new clients. When the economy improves and our existing and new workplace clients add employees, we continue to believe that there is built-in growth and operating leverage within our markets that will positively impact our results.

Our diversification initiatives continued to mitigate the negative impact of lower pre-employment drug screening volumes and revenue from our existing clients. Specialty lab testing revenue increased to $3.8 million in the first quarter, or 15.2%, from the same period in 2002. As was the case in 2002, the combination of our Specialty Lab Services and diagnostic device sales continually account for a larger share of our total revenue. In the first quarter, these two areas accounted for more than 54% of our consolidated revenue. This is up from 30% of revenue in 1999. We will continue to maintain a focus on diversifying revenue streams in less cyclical and higher-margin opportunities within our markets.

Our diagnostic segment revenues declined slightly during the first quarter. This is primarily attributable to lower sales within our VERDICT®-II product line. The economic uncertainty and budget constraints that our government clients are experiencing resulted in lower purchasing levels among these clients. In the first quarter sales of the VERDICT®-II product were approximately $450,000 below our expectations. We anticipate that the government sector will continue to be a challenging environment for us in 2003. We have initiated new sales efforts to improve sales of this product line.

As mentioned during our year-end conference call, we have taken steps throughout the first quarter to reduce expenses, but we have not done this at the expense of the quality of our products or the service that we deliver to our clients. We are reducing our staff by 6%, or 30 full time equivalent positions. These reductions, along with other cost cutting measures, are expected to lower our expenses by more than $750,000 over the balance of the year. Our six sigma initiatives are also an important part of controlling expenses. We have scheduled four new projects to begin in the second quarter.

Some investors have recently asked us how our cost cutting initiatives have impacted our dedication to our research and development operations. It is important for us to explain that we will not sacrifice this essential component of our business. In the first quarter, our R&D expenditures increased by more than 51% from the same period last year. Our investments in R&D will allow us to continually diversify our revenue going forward, providing new platforms in all of our products and services. As it has in the past, we believe our focused dedication to strong research and development is an investment that will produce solid returns.

We believe that the down economy and the tight labor market, though challenging for us over the short term, will yield positive results for our long-term future. We feel that we have performed well relative to our peers, and that we will continue to gain market share in this tough environment.

Our sales force continues to perform well. During the first quarter, the 45,000 new specimens from new clients within our lab reflect the success of that sales model. We are also satisfied with the new account activity within our specialty lab segment and the growth we have seen within our proprietary lead filter paper testing. This new business is not without costs. As we have previously mentioned, new business increases current-period costs for sales, account set up, supplies and increased service requirements. Increased revenue from an existing client is worth more on a margin basis to us than revenue from the addition of new clients. The high fixed cost nature of our business accounts for this, but it also points out the cyclical opportunity of job growth associated with economic recovery.

At this point, Kevin will cover the specific financial results for the quarter.

Kevin…………….

Kevin Wiersma:

Thank you, Dick………Before the market opened this morning, we issued our news release covering the results for the first quarter.

For the first quarter, revenues were $12.5 million, up 1.0% from $12.4 million last year. Operating income was $66,000 as compared to $854,000 last year. We incurred a net loss of ($203,000) or ($.04) per share, as compared to net income of $485,000, or $.10 cents per diluted share last-year.

Here are some details regarding the quarter.

In our lab business, first quarter revenues were $9.5 million, up 2.0% from $9.3 million in the first quarter last year. Lower testing volume from our existing occupational health clients was offset by the Company’s continued success in acquiring new clients, gaining market share, and by an increase in revenue from specialty laboratory testing services

In our POC diagnostics business, first quarter revenues were $2.9 million, down 2.6% from last year. The decrease was due to lower sales to government clients for probation, parole and rehabilitation primarily due to reductions in state budgets. POC diagnostics represented 23.6% of our total business in the first quarter.

Taking a look at gross margin, our lab business operated at a 32.2% margin in the first quarter, a slight improvement over first quarter last year.

POC diagnostic margins were 57% in the first quarter, down from 63.9% in the first quarter last year. The lower gross margin was primarily the result of lower production in response to sales and year-end inventory levels.

Our overall gross margin for the quarter was 38.0%, as compared to 39.7% in the first quarter last year reflecting the decline in POC diagnostic margins, partially offset by the slight improvement in gross margin in laboratory services.

On the expense side, total operating expenses of $4.7 million, or 37.5% of revenue up from $4.1 million or 32.8% last year. The increase reflects our additional investment in research and development, and in support for clinical trial services, as well as higher overall business insurance expense.

Other income expense consists primarily of interest expense and net income associated with the New Brighton Business Center. Other income and expenses increased 6% to $393,000 in the quarter. The increase was due primarily to reduced rental income associated with New Brighton Business Center partially offset by lower interest expense.

Our first quarter net loss before income tax benefit was $327,000. With a tax benefit of 38% or $124,000 our after tax loss was $203,000 or 4 cents per share, compared to a net income of $485,000 or 10 cents per diluted share last-year.

This concludes our review of the Company’s financial performance. I will now turn it back to Dick for some concluding remarks.

Dick……………

Dick Braun:

Though not ideal, our performance during the first quarter is consistent with economic conditions. We continue to have conviction that 2003 will be a solid year for MEDTOX where we will experience growth in certain markets and gain market share in others building for the future. Though short of our goals, we continue to achieve top line growth, particularly within our specialty lab services segment. We remain well-positioned in our markets and anticipate positive results from the impact of market consolidation and a future upturn in the labor market. In the meantime, we will remain focused on our cost structure while continually seeking efficiencies. We will also continue our investments in R&D and leverage the twenty years of experience that we maintain within our markets. We are confident in our ability to address the challenges that lie before us and to continue the profitable growth that we have generated over the last several years.

We would be pleased to answer questions at this time.

Post questions:

We look forward to speaking with you again after we release our results for the second quarter. Thanks again for joining us today.